PRICING SUPPLEMENT NUMBER 19 (To Prospectus dated November 28, 1995)	Filed Under Rule 424(b)(2) and 424(c) File No. 33-64243

$300,000,000

[PEPSICO LOGO]

4.50% Debt Securities Due September 15, 2004
Interest Payable Semiannually

Type of Securities:	Fixed Rate Debt Securities
Underwriters:	Salomon Smith Barney Inc. Credit Suisse First Boston Corporation
Initial Offering Price:	99.955%
Underwriter's Discount:	0.25%
Currency:	U.S. Dollars
Date of Issue:	September 13, 2001
Issuance form:	Book entry
Scheduled Maturity Date:	September 15, 2004
Interest Rate:	4.50% per annum
Day count basis:	30/360
Interest Accrual Date:	September 13, 2001, or the most recent date for
which interest has been paid or provided for, as the
case may be. Interest will accrue from each Interest
Accrual Date to but excluding the next succeeding
Interest Payment Date.

Interest Payment Dates:	Semiannually on each March 15 and September 15, commencing March 15, 2002 and ending on the Scheduled Maturity Date
Principal Payment Date:	Scheduled Maturity Date
Business Days:	New York
Calculation Agent:	PepsiCo, Inc.
Optional Redemption Dates:	Not applicable
Option to elect prepayment:	None
Sinking fund:	Not applicable
Settlement Date:	September 13, 2001
Minimum Denomination:	$10,000.00

The 4.50% Debt Securities Due September 15, 2004 (the “Debt Securities”) will be purchased by the Underwriters, severally and not jointly, at 99.705% of their principal amount, and will be offered to the public at 99.955% of their principal amount (the “Initial Offering Price”). Salomon Smith Barney Inc. shall purchase $210,000,000.00 and Credit Suisse First Boston shall purchase $90,000,000.00 of the Debt Securities. The Underwriters have advised PepsiCo that they intend to offer all or part of the Debt Securities directly to the public initially at the Initial Offering Price of such Debt Securities. After the Debt Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

For U.S. federal income tax purposes, the Debt Securities will be treated as Fixed Rate Debt Securities, issued without OID. This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations.

The Underwriters and certain of their affiliates have provided financial and commercial banking services for PepsiCo from time to time, in the ordinary course of business.

Salomon Smith Barney	Credit Suisse First Boston

September 6, 2001